Exhibit 10.14

[Grant Date]

TO:        [Participant Name]

FROM:    Richard E. Muncrief

SUBJECT:    2015 Restricted Stock Unit Award

You have been selected to receive a restricted stock unit award. This award, which is subject to adjustment under the 2015 Restricted Stock Unit Agreement (the “Agreement”) and the WPX Energy, Inc. 2013 Incentive Plan, is granted to you in recognition of your role as a key employee whose responsibilities and performance are critical to the attainment of long-term goals. This award and similar awards are made on a selective basis and are, therefore, to be kept confidential. It is granted and subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan, as amended and restated from time to time, and the Agreement.

Subject to all of the terms of the Agreement, you will become entitled to payment of 1/3 of this award if you are an active employee of the Company on each anniversary of the date on which this award is made until the award has been paid in full. The provisions related to your rights, if any, associated with this award upon your termination of employment are included in the Agreement.

If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

WPX ENERGY, INC.
2015 TIME-BASED RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Units (“Restricted Stock Units” or “RSUs”) referred to in the 2015 Restricted Stock Unit Award Letter delivered in hard copy or electronically to Participant, is by and between WPX ENERGY, INC., a Delaware corporation (the “Company”) and the individual identified on the last page hereof (the “Participant”).

1.    Grant of RSUs. Subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan or any successor plan, as amended and restated from time to time (the “Plan”), and this Agreement, the Company hereby grants an award (the “Award”) to the Participant of [Number of Shares Granted] RSUs effective [Grant Date] (the “Effective Date”). The Award gives the Participant the opportunity to earn the right to receive the number of shares of the Common Stock of the Company equal to the number of RSUs shown in the prior sentence, subject to adjustment under the terms of this Agreement and the Plan. These shares are referred to in this Agreement as the “Shares.” Until the Participant both becomes vested in the Shares under the terms of Paragraph 4 and is paid such Shares under the terms of Paragraph 5, the Participant shall have no rights as a stockholder of the Company with respect to the Shares.

2.    Incorporation of Plan and Acceptance of Documents. The Plan is incorporated by reference and all capitalized terms used herein which are not defined in this Agreement or in the attached Appendix shall have the respective meanings set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan and hereby automatically accepts the RSUs subject to all the terms and provisions of the Plan and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the prospectus for the Plan and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3.    Committee Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4.    Vesting; Legally Binding Rights .

(a)        Notwithstanding any other provision of this Agreement, the Participant shall not be entitled to any payment of Shares under this Agreement unless and until the Participant obtains a legally binding right to such Shares and satisfies applicable vesting conditions for such payment.

(b)    Except as otherwise provided in Subparagraphs 4(c) - 4(g) below, the Participant shall vest in one-third of the Shares on the first anniversary of the Effective Date, in one-third of the Shares on the second anniversary of the Effective Date, and in the final one-third of the Shares on the third anniversary of the Effective Date (each such anniversary of the Effective Date, a “Maturity Date”), but only if the Participant remains an active employee of the Company or any of its Affiliates from the Effective Date through such Maturity Date. Because the Effective Date of the Participant’s award under this Agreement is [Grant Date], the Maturity Dates will be March 2, 2016, March 2, 2017, and March 2, 2018.

(c)        If the Participant dies prior to the final Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all unvested Shares at the time of such death.

(d)    If the Participant becomes Disabled prior to the final Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all unvested Shares at the time the Participant becomes Disabled.

(e)    If the Participant experiences a Separation from Service prior to the final Maturity Date and within two years following a Change in Control, either voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall vest in all unvested Shares upon such Separation from Service.

(f)    If the Participant experiences an involuntary Separation from Service prior to the final Maturity Date and the Participant either receives benefits under a severance pay plan or program maintained by the Company or any of its Affiliates or receives benefits under a separation agreement with the Company or any of its Affiliates, the Participant shall vest in all unvested Shares upon such Separation from Service.

(g)    If the Participant experiences an involuntary Separation from Service prior to the final Maturity Date due to a sale of a business or the outsourcing of any portion of a business, the Participant shall vest in all unvested Shares upon such Separation from Service, but only if the Company or any of its Affiliates failed to make an offer of comparable employment, as defined by a severance pay plan or program maintained by the Company or any of its Affiliates, to the Participant. For purposes of this Subparagraph 4(g), a Termination of Affiliation shall constitute an involuntary Separation from Service, excluding any Termination of Affiliation that results from a voluntary Separation from Service.

5.	Payment of Shares.

(a)    Payment of all Shares in which the Participant becomes vested pursuant to Subparagraph 4(b) above shall occur within 30 days following a Maturity Date.

(b)     Payment of all Shares in which the Participant becomes vested pursuant to Subparagraph 4(c) above shall occur within 60 days following the Participant’s death.

(c)    Payment of all shares in which the Participant becomes vested pursuant to Subparagraph 4(d) above shall occur within 30 days after the Participant is determined to be Disabled.

(d)    Payment of all Shares in which the Participant becomes vested pursuant to Subparagraphs 4(e), 4(f), and 4(g) above shall occur within 30 days following such Participant’s Separation from Service.

(e)    Upon conversion of RSUs into Shares under this Agreement, such RSUs shall be cancelled. Shares that become payable under this Agreement will be paid by the Company by the delivery to the Participant, or the Participant’s beneficiary or legal representative, of one or more certificates (or other indicia of ownership) representing shares of Common Stock equal in number to the number of Shares otherwise payable under this Agreement less the number of Shares having a Fair Market Value, as of the date the withholding tax obligation arises, equal to the minimum statutory withholding requirements. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and the guidance issued by the Internal Revenue Service thereunder (if and to the extent applicable), if federal employment taxes become due when the Participant becomes entitled to payment of Shares, the number of Shares necessary to cover minimum statutory withholding requirements may, in the discretion of the Company, be used to satisfy such requirements upon such entitlement.

6.	Other Provisions.

(a)    The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice, or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan, or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)    The Participant agrees and understands that, subject to the limit expressed in clause (iii) of the following sentence, upon payment of Shares under this Agreement, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to the Company or any of its Affiliates. In addition, the Company may accelerate the time or schedule of a payment of vested Shares, and/or deduct from any payment of Shares to the Participant under this Agreement, or to his or her beneficiaries in the case of the Participant’s death, that number of Shares having a Fair Market Value at the date of such deduction equal to the amount of such debt as satisfaction of any such debt, provided that (i) such debt is incurred in the ordinary course of the employment relationship between the Company or any of its Affiliates and the Participant, (ii) the aggregate amount of any such debt-related collateral held or deduction made in any taxable year of the Company with respect to the Participant does not exceed $5,000, and (iii) the deduction of Shares is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(c)    Except as provided in Subparagraphs 4(c) through 4(g) above, in the event that the Participant experiences a Separation from Service prior to the Participant’s becoming vested in the Shares under this Agreement, RSUs subject to this Agreement and any right to Shares issuable hereunder shall be forfeited.

(d)    The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(e)    RSUs, Shares, and the Participant’s interest in RSUs and Shares may not be sold, assigned, transferred, pledged, or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in such Shares and (ii) payment of such Shares under this Agreement.

(f)    If the Participant at any time forfeits any or all of the RSUs pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such RSUs and in Shares issuable hereunder shall terminate upon forfeiture without payment of consideration.

(g)    The Committee shall determine whether an event has occurred resulting in the forfeiture of the Shares, in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.

(h)    With respect to the right to receive payment of the Shares under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(i)    The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(j)    The parties to this Agreement intend that this Agreement satisfies the requirements of the short-term deferral exception from Section 409A of the Code and, if not excepted, complies with the applicable requirements of Section 409A of the Code. This Agreement reflects certain provisions of Section 409A of the Code or regulations issued thereunder for purposes of defining certain terms and requirements. Such references shall not be construed to cause the Agreement to be subject to Section 409A of the Code or to conflict with the parties’ intent that this agreement satisfies the requirements of the short-term deferral exception. The parties recognize that it may be necessary to modify this Agreement and/or the

Plan to maintain the Plan’s exception from Section 409A of the Code or to otherwise reflect guidance under Section 409A of the Code issued by the Internal Revenue Service. Participant agrees that the Committee shall have sole discretion in determining (i) whether any such modification is desirable or appropriate and (ii) the terms of any such modification.

(k)    The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(l)    Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or an Affiliate.
(m)    The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to allow or comply with a domestic relations order with respect to this Award.
7.    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner. To direct the sale of any Shares issued under this Agreement, the Participant shall contact the Company’s stock plan administrator, which, as of the Grant Date, is Fidelity Stock Plan Services.

8.    Tax Consultation. The Participant understands he or she will incur tax consequences as a result of acquisition or disposition of the Shares. The Participant agrees to consult with any tax consultants deemed advisable in connection with the acquisition of the Shares and acknowledges that he or she is not relying, and will not rely, on the Company or any of its Affiliates for any tax advice.

WPX ENERGY, INC.

By:_________________________
Richard E. Muncrief
Chief Executive Officer
Participant: [Participant Name]

APPDENDIX
DEFINITIONS
“Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code and all persons with whom the Company would be considered a single employer under Section 414(c) of the Code.

“Disabled” means a Participant qualifies for long-term disability benefits under the Company’s long-term disability plan, or if the Company does not sponsor such a disability plan, the Participant qualifies for Social Security Disability Insurance under Title II of the Social Security Act. Notwithstanding the forgoing, the definition of “Disabled” shall comply with the requirements of the definition of “disabled” described in Treasury Regulation § 1.409A-3(i)(4), as amended.

“Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six month period.

Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of more than six months but less than 12 months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a period equal to such Participant’s leave of absence will be substituted for such six-month period, so long as that period is less than 12 months. If such an absence exceeds 12 months, then the Participant will be considered Disabled and Subparagraph 4(d) will govern.

A Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period or, if the Participant has been providing services to the Company and its Affiliates for less than 36 months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a Separation from Service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.